EXHIBIT 99.1

FOR IMMEDIATE RELEASE                  CONTACT:   Mark Kimball (763) 551-7070
                                                  Select Comfort Corporation
                                                  mark.kimball@selectcomfort.com

               SELECT COMFORT ANNOUNCES RECORD FIRST QUARTER SALES
                      SALES INCREASE 37 PERCENT IN QUARTER

MINNEAPOLIS, MINN. April 8, 2004 - Select Comfort Corporation (NASDAQ: SCSS), the nation's leading bed retailer and creator of the Sleep Number(R) bed, today announced preliminary first quarter 2004 net sales of $140 million, an increase of 37 percent over the first quarter of 2003. The company is raising earnings guidance to $0.17 to $0.18 per diluted share, compared to earnings per diluted share of $0.11 in the first quarter of 2003 on sales of $102 million. For the quarter, same-store sales increased 25 percent led by better-than-anticipated improvements in product mix and related increases in average selling price.

     "Solid execution of our core strategic initiatives continues to result in consistently strong sales and earnings growth for Select Comfort," said Bill McLaughlin, president and chief executive officer. "To sustain profitable growth, we will continue to invest in product innovation while strategically growing awareness and expanding distribution."

     Select Comfort plans to announce full results for the first quarter after market close on April 20, 2004. The company will also hold a conference call to discuss its first quarter results on April 20, 2004, at 4:00 p.m. Central Time. A simultaneous webcast of the call will be available in the Investor Relations section of www.selectcomfort.com. A digital replay of the conference call will be accessible beginning at approximately 6:00 p.m. Central Time on April 20, 2004, through 5:00 p.m. Central Time on April 27, 2004. To access the replay, please call 402-220-4086 (U.S. and International). An archived replay of the conference call may also be accessed after approximately 7:00 p.m. Central Time on April 20, 2004 at www.selectcomfort.com.

ABOUT SELECT COMFORT
     Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories.



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Select Comfort's products are sold through its 351 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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     Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends, uncertainties arising from global events, consumer confidence, effectiveness of our advertising and promotional efforts, our ability to secure suitable retail locations, our ability to attract and retain qualified sales professionals and other key employees, consumer acceptance of our products and product innovation, our ability to continue to expand and improve our product line, industry competition, warranty expenses, California wage and hour litigation, our dependence on significant suppliers, and the vulnerability of any suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors, increasing commodity and delivery costs, increasing government regulations, including possible new flammability standards for the bedding industry, as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC.

     The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.


     (1) TOP 25 BEDDING RETAILERS, FURNITURE TODAY, MAY 26, 2003



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